Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776

FISHER COMMUNICATIONS, INC. BOARD OF DIRECTORS ANNOUNCES

SELECTION OF PRESIDENT AND CEO

SEATTLE—(BUSINESS WIRE)—October 4, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced the appointment of Colleen B. Brown as President and Chief Executive Officer of Fisher Communications, effective October 10, 2005. Ms. Brown has extensive experience in successfully leading broadcasting operations with several leading media companies, including Belo Corp., Lee Enterprises, Incorporated, and Gannett Co., Inc., and has a background of over 26 years in the industry.

“We conducted an exhaustive search, and our Board of Directors is confident that we have selected the right person to lead Fisher Communications in this complex and rapidly changing environment,” stated Phelps K. Fisher, the Chairman of Fisher Communication’s Board of Directors.

“I look forward to the opportunity and challenge of leading Fisher Communications – an organization with an excellent broadcasting heritage and strong operating assets,” stated Ms. Brown.

Benjamin W. Tucker, Jr., who has held the position of Fisher Communications’ Acting President and Chief Executive Officer since January 2005, will leave the Company to pursue other interests in October 2005. Mr. Tucker had previously served as President of Fisher Broadcasting Company since 2001 and in a senior management position with Fisher since 1999. “We value Ben’s integrity and tireless efforts in behalf of Fisher Communications over the past several years,” stated Mr. Fisher.

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.